Exhibit 99.1

SYSCO ANNOUNCES INAUGURAL SUSTAINABILITY BOND ISSUANCE

HOUSTON, February 13, 2020 - Sysco Corporation (NYSE: SYY), the leading global foodservice distribution company, announced today the closing of its inaugural Sustainability Bond issuance. Net proceeds from the $500 million offering will fund projects that help advance the company’s 2025 Corporate Social Responsibility (CSR) Goals.

“We are proud to lead our industry in issuing our first ever Sustainability Bond, demonstrating our deep commitment to caring for people, sourcing products responsibly and protecting the planet,” said Neil Russell, Sysco’s vice president of corporate affairs. “The high level of interest from institutional investors for this offering indicates the market’s support for our CSR strategy.”

Through fiscal year 2019, Sysco made significant achievements toward achieving its 2025 CSR goals including:

•	Launching three solar garden sites, supporting 10% of Sysco’s U.S. electricity usage – halfway to the company’s goal;

•	Increasing waste diversion to 73% in U.S. and Canada operations; and

•	Providing 7.5 million meals to communities where we live and work.

Under Sysco’s Sustainability Bond Framework, eligible projects include renewable energy, energy efficiency, clean transportation and waste reduction projects, among others. The consultancy Sustainalytics, a leading global provider of environmental, social and corporate governance research and ratings, reviewed Sysco’s Sustainability Bond Framework and confirmed in their Second Party Opinion that it is aligned with Sysco’s sustainability objectives and the Sustainability Bond Guidelines 2018.

In total, the offering that closed today raised $1 billion, comprised of $500 million in 10-year 2.4% senior notes, representing the Sustainability Bond issuance, and an additional $500 million in 30-year 3.3% senior notes.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 69,000 associates, the company operates more than 320 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2019 that ended June 29, 2019, the company generated sales of more than $60 billion. Information about our CSR program, including Sysco’s 2019 Corporate Social Responsibility Report, can be found at www.sysco.com/csr2019report.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this document that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectations regarding the use of net proceeds from the offering to fund projects that help advance the company’s 2025 CSR Goals. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including market conditions and those risks detailed in Sysco’s Annual Report on Form 10-K for the year ended June 29, 2019, as filed with the SEC, our subsequent filings with the SEC, and the prospectus and prospectus supplement delivered in connection with the public offering of senior notes discussed in this release. We do not undertake to update our forward-looking statements, except as required by applicable law.

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